EXHIBIT 99.1
NOVEMBER 15, 2021
NEWS FOR IMMEDIATE RELEASE
CONTACT: ALTON B. LEWIS, CEO AND ERIC J. DOSCH, CFO
985.375.0350/985.375.0308

First Guaranty Bancshares, Inc. Announces Ten Percent Stock Dividend

Hammond, Louisiana, November 15, 2021 – Continuing its proven record of enhancing shareholder value, First Guaranty Bancshares, Inc., Hammond, Louisiana, on November 15, 2021, declared a 10% stock dividend to be paid on December 17, 2021, with a record date of December 15, 2021. Over the years, continued strong earnings have enabled First Guaranty to declare and issue 10% stock dividends in February 2012, December 2015, December 2017, December 2019, and, presently, December 2021.

As the book value has consistently been recovered within 14-17 months, First Guaranty Bancshares, Inc. shareholders have enjoyed enhanced value through both the original dividend income over the period of time plus the overall increase in market value. In addition to the 10% dividends in 2012, 2015, 2017, 2019, and 2021, First Guaranty Bancshares, Inc. has paid 113 consecutive quarterly cash dividends.
Thank you for your continued support.

Sincerely,
Alton B. Lewis
President and CEO
First Guaranty, Bancshares, Inc.

About First Guaranty

First Guaranty, a Louisiana-based company, has approximately $2.8 billion in assets as of September 30, 2021 and provides personalized commercial banking services through 34 banking facilities located across Louisiana and Texas. For more information, visit www.fgb.net.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which First Guaranty operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

First Guaranty wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. First Guaranty wishes to advise readers that the factors listed above could affect First Guaranty's financial performance and could cause First Guaranty's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. First Guaranty does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.